Exhibit 99.1

Contact:	Elaine Lintecum Treasurer 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS RECORD FIRST QUARTER 2005 EARNINGS

AND PROVIDES SECOND QUARTER 2005 OUTLOOK

SACRAMENTO, Calif., April 14, 2005 - The McClatchy Company (NYSE-MNI) today reported record first quarter earnings of $32.3 million, or 69 cents per share, compared to earnings of $28.9 million, or 62 cents per share, in the first quarter of 2004.

Revenues in the first quarter of 2005 were a record $280.9 million, up 3.2% from 2004 first quarter revenues of $272.3 million, with advertising revenues of $233.9 million, up 4.1%, and circulation revenues of $41.4 million, down 0.4%.

Commenting on the results, Gary Pruitt, McClatchy's chairman and chief executive officer, said, "We are pleased to report another record quarter. Strong revenues and good cost containment allowed us to beat our projected earnings.

"Our internet advertising and direct mail advertising continue to grow at a rapid pace, and we believe we will continue to perform better than our industry in circulation. Our focus on quality journalism is paying off and is evidenced by the recent announcement that Tom Philp of The Sacramento Bee was awarded the 2005 Pulitzer Prize for Editorial Writing. We will continue to focus on quality journalism and sound business practices and are convinced that this combination ultimately yields the best results for our shareholders.

" Looking ahead, we continue to believe that 2005 is going to be a very solid year. However, we are facing more difficult comparisons in advertising revenues in the second quarter due to our strong performance last year. We still expect advertising revenue growth to be similar to the first quarter, and we intend to keep costs under control. As a result, we expect second quarter earnings to range between 92 and 94 cents per share."

The company noted that it expects to implement Statement of Financial Accounting Standard No. 123 (revised 2004), the new rules on share-based payments issued by the Financial Accounting Standards Board, beginning in the third quarter of 2005 if it takes effect as currently anticipated. Hence the range of earnings estimates for its second quarter excludes any related stock option expense.

The company's statistical report, which summarizes its revenue performance for March and the first quarter of 2005, follows along with a supplemental report of advertising revenue data by category.

At noon eastern time today, McClatchy will review its results in a conference call

(877-278-1205 pass code 4869046) and webcast (www.mcclatchy.com). A replay of the call can be accessed for up to 48 hours by dialing 800-642-1687 and using the same pass code, 4869046. The webcast will be archived at McClatchy's website.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and internet publisher. It publishes 12 daily and 18 non-daily newspapers located in western coastal states, North and South Carolina, and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.4 million and Sunday circulation of 1.8 million. McClatchy's newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News&Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also operates leading local websites in each of its daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services, and owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's December 26, 2004 report on form 10-K and filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

	Three months ended
	March 27, 2005	March 28, 2004

Revenues - net	$ 280,927	$ 272,283

Operating expenses:
Compensation	122,118	118,103
Newsprint and supplements	36,443	34,969
Depreciation and amortization	16,350	16,614
Other operating expenses	50,514	50,798
Total operating expenses	225,425	220,484

Operating income	55,502	51,799

Interest expense	(2,012)	(3,639)
Partnership income (loss)	106	(107)
Other non-operating income - net	89	72
Income before income taxes	53,685	48,125
Income tax provision	21,350	19,196
Net income	$ 32,335	$ 28,929

Net income per common share:
Basic:	$ 0.69	$ 0.62
Diluted:	$ 0.69	$ 0.62

Weighted average common shares:
Basic	46,541	46,311
Diluted	46,977	46,748

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)
	March			Year-to-Date
Revenues - Net:	2005	2004	% Change	2005	2004	% Change
Advertising
Daily Newspapers:
California	$29,215	$28,641	2.0%	$90,832	$85,858	5.8%
Minneapolis	23,447	24,033	-2.4%	72,387	72,596	-0.3%
Carolinas	12,667	11,992	5.6%	38,132	35,746	6.7%
Northwest	10,846	10,111	7.3%	32,547	30,458	6.9%
Total Advertising	$76,175	$74,777	1.9%	$233,898	$224,658	4.1%

Circulation	12,743	13,066	-2.5%	41,397	41,546	-0.4%
Other	1,886	1,880	0.3%	5,632	6,079	-7.4%
Total Revenue	$90,804	$89,723	1.2%	$280,927	$272,283	3.2%

Average Paid Circulation:*
Daily	1,436.0	1,441.3	-0.4%	1,413.5	1,415.4	-0.1%
Sunday	1,816.6	1,887.0	-3.7%	1,816.6	1,845.3	-1.6%
Community Newspapers	68.2	69.4	-1.7%	68.5	69.2	-1.0%
* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

Advertising Linage for Dailies:
Full Run ROP
Retail	421.7	429.1	-1.7%	1,275.2	1,279.0	-0.3%
National	93.0	100.6	-7.6%	284.7	291.6	-2.4%
Classified	594.0	612.8	-3.1%	1,859.9	1,875.9	-0.9%
Total	1,108.7	1,142.5	-3.0%	3,419.8	3,446.5	-0.8%

Millions of Preprints Distributed	259.0	245.6	5.5%	807.6	760.3	6.2%

Full Run ROP Linage by Market for Dailies:

California:
The Sacramento Bee	191.2	203.1	-5.9%	615.2	622.1	-1.1%
The Fresno Bee	98.0	104.4	-6.1%	304.2	318.0	-4.3%
The Modesto Bee	96.7	102.2	-5.4%	289.9	305.9	-5.2%
Merced Sun-Star	46.8	47.8	-2.1%	145.3	131.0	10.9%

Star Tribune, Minneapolis	135.6	146.5	-7.4%	414.7	436.8	-5.1%

Northwest:
The News Tribune, Tacoma	93.1	95.2	-2.2%	298.1	301.0	-1.0%
Anchorage Daily News	73.4	67.1	9.4%	215.2	203.2	5.9%
Tri-City Herald	72.2	65.9	9.6%	216.7	189.6	14.3%

Carolinas:
The News & Observer, Raleigh	144.4	149.7	-3.5%	449.1	454.1	-1.1%
South Carolina Dailies	157.3	160.6	-2.1%	471.4	484.8	-2.8%
Total	1,108.7	1,142.5	-3.0%	3,419.8	3,446.5	-0.8%

THE McCLATCHY COMPANY

SUPPLEMENTAL ADVERTISING DATA

BY CATEGORY FOR THE PERIODS ENDED
MARCH 27, 2005

	March		Year to Date
	%	% Change	%	% Change
	Change	Print Only	Change	Print Only

Advertising categories:
Retail	1.8	2.0	2.3	2.4
National	(8.4)	(8.6)	2.2	2.0
Classified Total	3.5	(0.1)	5.8	2.3
Auto	(6.0)	(8.2)	(6.1)	(7.9)
Real Estate	10.2	6.7	11.8	8.9
Employment	10.7	5.6	14.4	8.9
Direct Marketing	10.7	10.7	8.6	8.6

Total advertising growth	1.9	0.4	4.1	2.6